PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement"), dated as of December 15, 2003, is made and entered into by and between CBM Energy Inc., a Kansas corporation ("Seller"), whose address is 12980 Foster, Suite 120, Overland, KS 66213, and Petrol Oil and Gas, Inc., a Nevada corporation ("Purchaser"), whose address is 2300 Patrick Lane, Suite 26, Las Vegas, NV 89119.

RECITALS:

WHEREAS, Seller has a prospect area containing certain oil and gas mineral leases ("Leases") in and around Franklin, Coffey, Woodson, Lyon and Greenwood Counties, Kansas (the "Prospect Area"), amounting to approximately 36,000 acres;

WHEREAS, Seller has already transferred the Leases to Purchaser on an evaluation basis;

WHEREAS, Seller owns or has title to approximately 10 existing wells ("Wells") with supporting equipment and facilities within the Prospect Area;

WHEREAS, collectively the Leases, Wells, supporting equipment and facilities in the Prospect Area constitute the purchasable assets of the Seller ("Assets");

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets in the manner and upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, conditions, representations and warranties hereinafter set forth, the parties agree as follows:

  Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser and Purchaser agrees to purchase from Seller all of the Assets.

  Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Assets, the Purchaser agrees on the Closing Date to deliver to the Seller Seven Hundred Sixty-Five Thousand (765,000) shares of unregistered restricted common shares of the Purchaser, $0.001 par value per share (the "Shares"), said stock to be issued and delivered by the Purchaser to the Seller concurrent with Closing. Purchaser and Seller acknowledge that the stock would be restricted and not freely tradeable except as allowed by SEC regulations and that such stock will bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

  Sellers Title. Seller represents that Seller's title to the Assets as of the Closing shall be Defensible Title as defined below. The conveyance to be delivered by Seller to Purchaser shall be without warranty of title other than against the claims of third parties claiming the same or any part thereof by, through and under Seller. As reasonably requested by Purchaser, Seller also agrees to execute and deliver at and after Closing such other assignments, bills of sale and other documents which are appropriate to transfer the Assets to Purchaser.

As used in this Agreement, the terms "Defensible Title" shall mean:

(a) As to each Lease that title of Seller which: (i) is filed of record and free from reasonable doubt such that a prudent person engaged in the business of the ownership, development and operation of producing oil and gas properties, with knowledge of all the facts and their legal effect, would be willing to accept the same; and (ii) is free and clear of all liens, encumbrances, obligations or defects which are of record prior to Closing.

(b) As to each Well that title of Seller which: (i) entitles Seller to own at least the "Net Revenue Interest" for the Wells as being associated with such Wells, without reduction, suspension or termination throughout the productive life of such Well; (ii) requires Seller to bear no greater "Working Interest" than the Working Interest for each of the Wells, without increase throughout the productive life of such Well; and (iii) is free and clear of all liens, encumbrances, obligations or defects.

  Waiver and Release. In consideration of the foregoing undertakings by Purchaser, Seller forever waives and releases any and all claims, liens, charges, or encumbrances of any kind whatsoever (collectively, the "Claims") against Purchaser and any of its directors, officers, employees, agents, subsidiaries and/or affiliates including, without limitation, any Claims related to the Assets sold pursuant to paragraph 1 above or otherwise in connection with any agreement, arrangement or understanding, actual or alleged, between Seller and Purchaser from now until the end of the world. Upon reasonable request by Purchaser, Seller agrees to execute any acknowledgement of the foregoing waiver and release in form reasonably satisfactory to counsel for Purchaser.

  Closing. The Closing under this Agreement shall be held on or before December 31, 2003 or at such other time as the parties shall designate. At the Closing, (a) Seller shall deliver: (i) an accurate list of the Leases, including the legal description, owners name(s) and address, acreage lease costs and due dates; (ii) a list and physical description of the Wells , along with attendant supporting equipment and facilities in the Prospect Area; and (iii) a list and map of all Seller's production and gathering systems; and (b) Purchaser shall deliver to Seller a certificate for 765,000 Shares.

  Entire Agreement; Modification. This Agreement constitutes the entire, final and complete agreement between Seller and Purchaser and supersedes and replaces all prior or existing written and oral agreements between Seller and Purchaser with respect to the subject matter hereof, and may only be modified in writing by the agreement of all parties.

  Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada without regard to the conflicts of law provisions thereof. Any dispute arising under this Agreement shall be settled by binding arbitration before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall award the prevailing party its costs and expenses, together with reasonable attorneys' fees (including the allocable share, if any, of in-house counsel fees) and, accountants' and expert witness fees, if any. The award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.

  Investment Commitment and Registration under the Securities Act.

  Seller represents to Purchaser as follows: (i) The Shares are being acquired for Seller's own account for investment only and not with a view to the distribution or resale of all or any portion of the Shares; and (ii) Seller has access to complete information regarding the assets, properties, business and finances of Purchaser. Seller has met and discussed the assets, properties, business and finances of Purchaser with Purchaser's officers and directors.

  Seller agrees as follows: (i) Seller will not, directly or indirectly, offer or sell, transfer or otherwise dispose of all or any portion of the Shares, or solicit any offer to buy, purchase or otherwise acquire all or any portion of the Shares, after the Closing Date, unless the Shares are duly registered under the Securities Act of 1933, as amended (the "Act") and under applicable state securities laws, or such proposed offer, sale, transfer or other disposition of the Shares is exempt from the registration requirements of the Act and applicable state securities laws; and (ii) Certificates representing the Shares may bear a legend in form and substance satisfactory to counsel for Purchaser referring to the investment commitment contained in this Agreement, that the Shares have not been registered under the Act or any state securities laws, and that no transfer of the Shares may be made unless the Shares are registered under the Act or an exemption from such registration is available.

  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

  Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:

CBM Energy Inc.

12980 Foster, Suite 120

Overland, Kansas 66213

Attention: Mark Haas, President

If to Purchaser:

Petrol Oil and Gas, Inc.

2300 Patrick Lane, Suite 26

Las Vegas, NV 89119

Attention: Paul Branagan, President

  Section Headings. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, all as of the date above written.

Seller:

CBM ENERGY INC.

By: ___________________________________

      Mark Haas, President

Purchaser:

PETROL OIL AND GAS, INC.

By: ___________________________________

      Paul Branagan, President